NEWS
2530 Meridian Parkway
Durham, NC 27713
(919) 806-4722
www.emrise.com

CONTACT:

Allen & Caron Inc

Rene Caron (investors)

Len Hall (media)

(949) 474-4300

rene@allencaron.com

len@allencaron.com

EMRISE ANNOUNCES 2014 THIRD QUARTER, NINE-MONTH Results

Overall Net Sales for Quarter and Nine Months Increase Year-over-Year 33% and 15%, Respectively

DURHAM, NC – November 14, 2014 – EMRISE CORPORATION (OTCQB: EMRI), (“EMRISE” or the “Company”) a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced its financial results for the third quarter and nine months ended September 30, 2014.

Overall net sales in the 2014 third quarter increased 33 percent to $8.8 million from $6.6 million in the 2013 third quarter, and for the first nine months of 2014, net sales increased approximately 15 percent to $25.7 million from $22.4 million in the prior year period.

Chairman and CEO Carmine T. Oliva noted that the Company reported a profit for this year’s third quarter and that the year-over-year increase in total net sales in the quarter was driven by strong shipments in both of the Company’s business segments. Net sales increased 34 percent in the Electronic Devices segment and 30 percent in the Communications Equipment segment when compared to last year’s third quarter.

“In addition to the net sales increases, incoming orders in our Electronic Devices and Communications Equipment segments in this year’s third quarter continued to be strong,” Oliva added. “By the end of the quarter our total backlog had increased 13 percent to $29.3 million from $25.9 million at December 31, 2013, and 27 percent from $23.1 million at the end of the 2013 third quarter.”

EMRISE also took steps during the 2014 third quarter that management believes could improve the future profit potential of its Communications Equipment segment when the Company decided to sell certain assets and liabilities of its underperforming, California-based subsidiary, CXR Larus Corporation (“CXR Larus”).

“We also reduced our liabilities during this year’s third quarter by closing out a longstanding and ongoing obligation to Mr. Ray Jacobson, a former owner of a company we subsequently acquired. This resulted in a favorable impact on our 2014 third quarter and nine-month operating results and will result in a future annual savings of approximately $300,000,” Oliva said.

Electronic Devices Segment

Net sales of EMRISE’s Electronic Devices segment in the 2014 third quarter increased 34 percent to $6.6 million from $4.9 million in the prior year’s third quarter. For the first nine months of 2014, net sales in the segment increased more than 13 percent to $17.1 million from $15.1 million in the first nine months of 2013. Operating income in the Electronic Devices segment for this year’s third quarter was $992,000 compared to an operating income of $679,000 in the third quarter of last year. For the first nine months of 2014, the operating income was $1.61 million compared to an operating income of $1.67 million in the prior year period.

Communications Equipment Segment

Communications Equipment net sales in the 2014 third quarter increased by 30 percent to $2.2 million from $1.7 million in the third quarter of 2013. For the first nine months of 2014, net sales in the segment increased by 17 percent to $8.6 million from $7.4 million in the first nine months of 2013. Operating loss in the Communications Equipment segment for the third quarter and first nine months of 2014 was $415,000 and $363,000, respectively, compared to $232,000 and $166,000 in the comparable periods of 2013. Included in the operating loss for the 2014 third quarter and nine months are costs and charges associated with the sale of CXR Larus that include an impairment charge of $200,000 against the carrying value of the inventory, severance costs of $103,000 and professional fees of $25,000.

In early October, following the Board’s third quarter-decision to divest the remaining assets and liabilities of CXR Larus, EMRISE reached agreement with a third party to sell them the inventory, plant, equipment and machinery, backlog and customer lists of that subsidiary. EMRISE will collect and retain the cash from the remaining accounts receivable and keep the cash that was in the business at the date of the sale. Additionally, a net cash payment to EMRISE of $174,000 was received at closing. The agreement also provides for the payment of a royalty to EMRISE based on sales made in the ensuing 12 months.

Operating Income (Loss), Net Income (Loss), Accruals, Charges, Credits

The overall income from operations in this year’s third quarter was $673,000, compared to a loss from operations in the third quarter of 2013 of $122,000. For the first nine months of 2014, the overall loss from operations was $142,000, compared to loss from operations of $415,000 in the first nine months of 2013.

Net income for the third quarter of 2014 was $538,000, or $0.05 per basic and diluted share, compared to net loss for the 2013 third quarter of $385,000, or a loss of $0.04 per basic and diluted share. Net loss for the first nine months of 2014 was $1.1 million, or a loss of $0.10 per basic and diluted share, compared to net loss for the first nine months of 2013 of $1 million, or a loss of $0.09 per basic and diluted share.

In addition to the costs and charges associated with the sale of CXR Larus mentioned earlier, operating income and net income for the 2014 third quarter and the operating loss and net loss for the first nine months of this year include the effect of the estimated accruals, costs, charges and credits for the items listed below.

The total liability involved in the payments to Ray Jacobson, which was calculated based on actuarial data relating to life expectancy and discounted by the Company’s weighted average cost of capital, was $697,000 at December 31, 2013. When Mr. Jacobson passed away in September of this year, the balance of the liability accrued at the date of his death was $704,000, which was credited to operating expenses.

During this year’s third quarter, the Company also incurred additional costs to resolve issues associated with the elimination of the liens on its assets in the United States and Europe that were related to all of its non-bank debt. The elimination of these liens was necessary to complete the sale of the assets and liabilities of CXR Larus.

This year’s third quarter and nine-month operating results include the effect of the estimated accruals for the previously disclosed claim of 354,000 Euros (about $454,000 based on the September 30, 2014 exchange rate) made by the Direction Generale des Finances Publiques (“DGFP”) in France in June 2014, for the repayment of grants made to EMRISE’s French subsidiary, CXR Anderson Jacobson, for research and development activity for the years 2009 to 2012. The DGFP subsequently gave notice that the grants were ineligible for funding. EMRISE continues to contest the full repayment of the claim; however, it recognizes it may have to repay the grants, so it recorded accruals of $476,000 during the nine months ended September 30, 2014, increasing the accrual from $354,000 at June 30, 2014. The accrued liability is shown in short-term liabilities at September 30, 2014 and the charge is split in the Statement of Comprehensive Income between engineering costs and tax charge in accordance with the original credit.

Further details related to the aforementioned accruals, costs, charges and credits are included in EMRISE’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, which the Company plans to file with the Securities and Exchange Commission (the “SEC”) today.

Gross Margin, Balance Sheet Data, Adjusted EBITDA

Overall gross margin in the third quarter of 2014 was 28.8 percent compared with 31.1 percent in the 2013 third quarter. While the gross margin in this year’s third quarter declined year over year, gross profit increased by $479,000 due to the increase in sales volumes. Overall gross margin in the first nine months of 2014 was 27.4 percent compared with 30.6 in the comparable 2013 period. Margins in the Communications Equipment segment remain strong and those in the Electronic Devices segment continue to improve but the lower margins in that segment stem from the sales mix, which includes a greater number of engineering design projects in progress in 2014 than was the case in 2013.

As of September 30, 2014, the Company’s cash and cash equivalents were $1.4 million, compared to cash and cash equivalents of $1.2 million on December 31, 2013. Total assets were $24.6 million, total debt obligations were $5.5 million and stockholders’ equity was $9.6 million at the end of the third quarter of 2014, compared to total assets of $26.5 million, total debt obligations were $6.5 million and stockholders’ equity was $11.2 million at the end of 2013.

For the 2014 third quarter, Adjusted EBITDA was $1.0 million compared to Adjusted EBITDA of $(166,000) in the third quarter of 2013. Adjusted EBITDA for the first nine months of this year was $62,000, compared to Adjusted EBITDA of $(114,000) in the first nine months of 2013.

Non-GAAP Financial Measures - Reconciliation of Non-GAAP Measures

This news release includes a non-GAAP financial measure, as defined by SEC Regulation G, which management believes provide a meaningful trend of operating performance, and measure of liquidity and the Company's ability to service debt. The non-GAAP measure included in this news release is Adjusted EBITDA. EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and net other income. Reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this news release.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access to public and private communications networks. The use of its network products in public and private, legacy and latest Ethernet and Internet Protocol (IP) networks is a primary growth driver for the Company's Communications Equipment business units. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board In-Flight Entertainment and Connectivity (IFE&C) systems is a primary growth driver for the Company's Electronic Devices business units. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France. For more information on EMRISE, go to www.emrise.com.

EMRISE common stock trades under the symbol EMRI on OTCQB, the venture marketplace for companies that are current in their reporting with a U.S. regulator. Investors can find Real-Time quotes and market information for EMRISE at www.otcmarkets.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release, including but not limited to the Company’s belief that when the Company decided to sell certain assets and liabilities of its underperforming, California-based subsidiary, CXR Larus during the 2014 third quarter it could improve the future profit potential of its Communications Equipment segment; closing out the obligation to Mr. Ray Jacobson will result in a future annual savings of approximately $300,000; and other future-oriented matters are all forward looking statements within the meaning of the Private Securities Litigation Reform Act. The actual future results of EMRISE could differ materially from those statements. Factors that could cause or contribute to such differences include, but are not limited to: failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; cost reductions that do not result in the anticipated level of cost savings; whether the Company can meet its term debt obligations; whether global economic conditions will have a further negative impact on the Company's sales and/or, overall operations; the impact on the Company’s consolidated results of fluctuations in currency exchange rate of the U.S. dollar against the British Pound Sterling and the Euro; inability to develop new products; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; or unexpected delays which prevent timely shipment of current or future orders as expected. The Company also refers you to those factors contained in the "Risk Factors" section of EMRISE's Annual Report on Form 10-K for the year ended December 31, 2013, the Company’s Quarterly Reports on Form 10-Q, its recent Current Reports on Form 8-K, and other EMRISE filings with the SEC.

TABLES FOLLOW

EMRISE CORPORATION

Condensed Consolidated Statements of Comprehensive Income (Loss)

 (in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net sales	$8,821	$6,627	$25,714	$22,415
Cost of sales	6,284	4,568	18,666	15,552
Gross profit	2,537	2,059	7,048	6,863
Operating expenses:
Selling, general and administrative	2,208	1,892	6,654	6,370
Annuity accrual release	(704)	-	(704)	-
Engineering and product development	360	289	1,240	908
Total operating expenses	1,864	2,181	7,190	7,278
Income/(Loss) from operations	673	(122)	(142)	(415)
Other income (expense):
Interest income	58	21	133	65
Interest expense	(148)	(134)	(438)	(388)
Other finance income/(expense), net	231	(162)	(200)	(55)
Total other finance income/( expense), net	141	(275)	(505)	(378)
Income/(Loss) before income taxes	814	(397)	(647)	(793)
Income tax expense/(credit)	276	(12)	437	220
Net Income/(loss)	$538	$(385)	$(1,084)	$(1,013)
Foreign currency translation adjustment	$(846)	$795	$(553)	$93
Comprehensive (Loss)/Income	$(308)	$410	$(1,637)	$(920)
Weighted average shares outstanding
Basic and diluted	10,720	10,705	10,717	10,700
Income/(Loss) per share –Basic and diluted	0.05	(0.04)	(0.10)	(0.09)

EMRISE CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,410	$1,170
Accounts receivable, net of allowances for doubtful accounts of $76 at September 30, 2014 and $70 at December 31, 2013	5,552	7,435
Inventories	6,462	6,357
Current deferred tax assets	8	46
Prepaid and other current assets	810	897
Assets in disposal groups held for sale	174	-
Total current assets	14,416	15,905
Property, plant and equipment, net	4,472	4,475
Goodwill	5,191	5,283
Intangible assets other than goodwill, net	382	457
Deferred tax assets	32	53
Other assets	93	286
Total assets	$24,586	$26,459
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,207	$3,201
Accrued expenses	4,890	4,259
Liabilities in disposal groups held for sale	35	-
Lines of credit	1,153	1,196
Current portion of long-term debt	770	2,672
Income taxes payable	155	36
Other current liabilities	594	261
Total current liabilities	10,804	11,625
Long-term debt	3,597	2,664
Deferred income taxes	18	17
Other liabilities	523	992
Total liabilities	14,942	15,298
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, $0.0033 par value. Authorized 75,000,000 shares; 10,737,337 and 10,719,337 issued and outstanding at September 30, 2014 and December 31, 2013, respectively.	128	128
Additional paid-in capital	44,224	44,205
Accumulated deficit	(33,005)	(31,924)
Accumulated other comprehensive loss	(1,703)	(1,248)
Total stockholders’ equity	9,644	11,161
Total liabilities and stockholders’ equity	$24,586	$26,459

Reconciliation of Adjusted EBITDA to Net Loss

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s)	2014	2013	2014	2013

Net Income (Loss)	$538	$(385)	$(1,084)	$(1,013)

Interest income	(58)	(21)	(133)	(65)

Interest expense	148	134	438	388

Depreciation & Amortization	119	118	404	356

Tax provision	276	(12)	437	220

ADJUSTED EBITDA	$1,023	$(166)	$62	$(114)

Use of Non-GAAP Financial Measures In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and net other income. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing EMRISE’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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